Exhibit 99.1

News Release

For More Information Contact
FOR IMMEDIATE RELEASE	Darrell Lee, CFO/VP
March 1, 2007	763-493-6370 / www.mocon.com

MOCON Announces Record Sales and Earnings for 2006

MINNEAPOLIS, MN, March 1, 2007 — MOCON, Inc. (NasdaqGM:MOCO) today reported its operating results for the fourth quarter and year ended December 31, 2006.

Net sales for 2006 were $26,290,000, an increase of 7 percent compared to $24,582,000 for 2005, and a new record for MOCON.  Net income increased 34 percent to $3,911,000 for the year, compared to $2,915,000 in 2005, also a new record.  Diluted net income per share was $0.71 in 2006, a 34 percent increase over the $0.53 diluted net income per share in 2005.   Fourth quarter 2006 sales were $6,784,000, an increase of 11 percent compared to $6,085,000 for the fourth quarter of 2005.  Net income in the fourth quarter 2006 increased 26 percent to $944,000 from $752,000 in the fourth quarter 2005.  Diluted net income per share was $0.17 for the fourth quarter 2006 compared to $0.14 for the same period in 2005.

The overall increase in sales for 2006 compared to 2005 was primarily the result of increased foreign sales of MOCON’s permeation, gas analyzer, and weighing and pharmaceutical products, together with increased domestic sales of our headspace analyzer products, offset somewhat by decreases in the domestic sales of our permeation and gas analyzer products.  The overall increase in sales for the fourth quarter of 2006, compared to the fourth quarter of 2005, was due primarily to worldwide sales increases of MOCON’s permeation and gas analyzer products offset somewhat by a decrease in domestic sales of its weighing and pharmaceutical products.

Net income for the fiscal 2006 periods includes stock-based compensation expense required to be recognized as a result of  MOCON’s adoption of SFAS 123(R), “Share-Based Payment.”  This pre-tax expense amounted to approximately $44,000, or $0.01 per share for the fourth quarter 2006 and $188,000, or $0.03 per share for the year 2006.  No stock-based compensation expense was included in MOCON’s operating results for the fourth quarter and year ended December 31, 2005, because the effective date of the  adoption of SFAS 123(R) by MOCON was January 1, 2006.

“We are very pleased to report a 34 percent increase in net income for the year 2006 on a sales increase of 7 percent.  The divestiture of our Lab Connections subsidiary in first quarter 2006 allowed us to gain operational efficiencies and lower administrative costs, which enhanced our bottom line.  We saw improved gross margins for the year due to manufacturing improvements, sales of new products carrying higher margins, and a favorable product mix.  Our investment in research and development increased 10 percent over 2005 and is in line with our present intention to spend 6 to 8 percent of our sales revenue on product development.  We were very encouraged to see sales of  our permeation equipment grow 21 percent in the fourth quarter 2006 compared to the same period last year, with increases in both the domestic and foreign markets.  This product line comprised 56 percent of our total annual revenues,” commented Robert L. Demorest, MOCON President and CEO.

MOCON is a leading provider of instrumentation and consulting and laboratory services to medical, pharmaceutical, food and other industries worldwide.  See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions.  All forward-looking statements speak only as of the date of this press release.  MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which MOCON competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release.  These factors include, but are not limited to, competition and technological change, worldwide economic and political stability, setbacks in product development programs, order cancellations, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated MOCON’s acquisition strategy and international operations, and other factors set forth in MOCON’s Annual Report on Form 10-K for the year ended December 31, 2005 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON’s shares are traded on the Nasdaq Global Market System under the symbol MOCO.
MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

INCOME STATEMENT DATA: (unaudited)
	Quarters Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Sales
Products	$6,283	$5,753	$24,464	$22,877
Consulting services	501	332	1,826	1,705
Total sales	6,784	6,085	26,290	24,582

Cost of sales
Products	2,681	2,423	10,194	9,858
Consulting services	264	189	970	931
Total cost of sales	2,945	2,612	11,164	10,789

Gross profit	3,839	3,473	15,126	13,793

Selling, general and administrative expenses	2,011	1,872	7,876	8,009
Research and development expenses	525	513	1,943	1,765
Operating income	1,303	1,088	5,307	4,019

Other income	123	78	550	338
Income from continuing operations before income taxes	1,426	1,166	5,857	4,357

Income taxes	482	414	1,968	1,335
Income from continuing operations	944	752	3,889	3,022

Gain (loss) from discontinued operations, net of tax	—	—	22	(107)

Net income	$944	$752	$3,911	$2,915

Basic net income per share:
Income from continuing operations	$0.17	$0.14	$0.72	$0.56
Gain (loss) from discontinued operations	—	—	—	(0.02)
Basic net income per share	$0.17	$0.14	$0.72	$0.54

Basic weighted average shares outstanding	5,457	5,398	5,430	5,370

Diluted net income per share:
Income from continuing operations	$0.17	$0.14	$0.71	$0.55
Gain (loss) from discontinued operations	—	—	—	(0.02)
Diluted net income per share	$0.17	$0.14	$0.71	$0.53

Diluted weighted average shares outstanding	5,629	5,531	5,525	5,534

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands)

BALANCE SHEET DATA: (unaudited)
	December 31,	December 31,
	2006	2005
Assets:
Cash and marketable securities	$12,259	$8,851
Accounts receivable, net	4,552	4,362
Inventories	3,620	4,058
Other current assets	540	986
Total current assets	20,971	18,257
Marketable securities, noncurrent	377	170
Property, plant, and equipment, net	1,557	1,552
Other assets, net	3,914	3,678

Total assets	$26,819	$23,657

Liabilities and Stockholders’ Equity:
Total current liabilities	$4,759	$4,418
Total long-term liabilities	100	440
Stockholders’ equity	21,960	18,799

Total liabilities and stockholders’ equity	$26,819	$23,657